Exhibit 99.1

Contact:	Gary J. Yusko
Chief Financial Officer
Alloy, Inc.
212/329-8431

For immediate release:

ALLOY REPORTS FULL YEAR AND FOURTH QUARTER FISCAL 2006

FINANCIAL RESULTS

•	Full Year Free Cash Flow Up 12% to $14.9 Million; Fourth Quarter Free Cash Flow Down 4% to $2.1 Million

•	Full Year Adjusted EBITDA Up 10% to $19.0 Million; Fourth Quarter Adjusted EBITDA Flat at $3.0 Million

New York, NY – March 13, 2007 - Alloy, Inc. (Nasdaq: ALOY), under the banner of Alloy Media + Marketing, a leading provider of media and marketing services connecting with targeted consumer segments, today reported strong growth in Operating Income, Adjusted EBITDA and free cash flow for the full fiscal year ended January 31, 2007 (“fiscal 2006”) and for the fourth quarter.

Results for Fiscal 2006

For fiscal 2006, Adjusted EBITDA, defined as Operating Income (Loss) plus depreciation and amortization, special charges and non-cash stock based compensation increased $1.8 million, or 10%, to $19.0 million compared with $17.3 million for the year ended January 31, 2006 (“fiscal 2005”). Promotion, Media, and Placement Adjusted EBITDA increased 13% to $12.4 million; 4% to $9.4 million; and 1% to $5.8 million, respectively, while Corporate Adjusted EBITDA decreased 1% to ($8.6) million.

Free cash flow in fiscal 2006, defined as net income (loss) from continuing operations plus depreciation and amortization, Special Charges, stock-based compensation, debt conversion expense and amortization of deferred financing costs less capital expenditures, was approximately $14.9 million, or $1.19 per share, compared with $13.3 million, or $1.15 per share, in fiscal 2005, an improvement of $1.6 million, or 12%. Capital expenditures for fiscal 2006 were $2.4 million compared with $0.7 million in fiscal 2005.

Commenting on the fiscal year and fourth quarter financial results, Matt Diamond, Chairman and Chief Executive Officer stated, “I am very pleased that we were able to demonstrate for a second consecutive year Alloy’s ability to deliver significant Adjusted EBITDA and free cash flow. Over the past two years, Adjusted EBITDA has grown from $4.8 million to $19.0 million, representing a compound annual growth rate of about 200%.” Mr. Diamond added, “We are committed to taking the necessary steps to create shareholder value as evidenced by our effecting the conversion of 98% of our debentures, our repurchase of $10 million of our common stock, our completion of several strategic acquisitions and our continued investment in high margin media assets.”

Revenue in fiscal 2006 increased to $196.1 million from $195.3 million in fiscal 2005, reflecting an 8% growth in our Media Segment, a 2% growth in our Promotion Segment and an 8% decrease in our Placement Segment. Revenue in our Media Segment was $46.3 million in fiscal 2006 compared with $43.0 million in fiscal 2005. The increase is primarily attributable to strong sales momentum in our interactive, education and entertainment units. Revenue in our Promotion Segment was $96.0 million in fiscal 2006 compared with $93.8 million in fiscal 2005. The increase is principally attributable to growth in our on campus marketing and sampling businesses, partially offset by lower revenue from sales of promotions and sponsorships, which was principally attributable to the non-recurrence of revenue for a fiscal 2005 mall marketing promotion. Revenue in our Placement Segment was $53.8 million in fiscal 2006 compared with $58.5 million in fiscal 2005. The decrease is attributable to a reduction in multicultural newspaper and broadcasting advertising placements. In the quarter, we moved a piece of our Media Segment business, which was involved with sampling, to the Promotion Segment. All historical amounts by segment have been reclassified for comparative purposes.

Operating Income increased $36.9 million to $12.7 million in fiscal 2006 from a loss of $24.2 million in fiscal 2005. Effective February 1, 2006, the Company adopted SFAS 123R, “Share-Based Payment” using the modified–prospective application method. Accordingly, prior period results have not been restated. Stock-based compensation expense in fiscal 2006 was $2.8 million compared with $0.3 million in fiscal 2005. In fiscal 2006 we recorded Special Charges of $0.1 million compared with $36.2 million in fiscal 2005. The Special Charges in fiscal 2005 resulted from a $32.7 million non-cash goodwill and long-lived asset impairment charge and $3.5 million of expenses related to the dELiA*s, Inc. spinoff, while the fiscal 2006 Special Charges were attributable to expenses related to the dELiA*s, Inc. spinoff. Excluding the Special Charges, our Operating Income would have increased $0.8 million to $12.8 million in fiscal 2006 compared with $12.0 million in fiscal 2005. The improvement in Operating Income excluding the Special Charges is primarily attributable to revenue growth in the Media and Promotion Segments and cost control programs, partially offset by higher stock-based compensation.

Loss from continuing operations decreased $20.8 million, or 74%, to $7.2 million, or $0.58 per share, in fiscal 2006 from $28.0 million, or $2.41 per share, in fiscal 2005. The improvement is primarily attributable to the higher operating and interest income and lower interest expense, partially offset by $17.9 million of expenses related to the conversion of $67.9 million of our convertible debentures to common stock.

Net loss attributable to common stockholders decreased $28.9 million, or 80%, to $7.2 million, or $0.58 per share, in fiscal 2006 from $36.1 million, or $3.12 per share, in fiscal 2005. The difference between loss from continuing operations and net loss attributable to common stockholders is the fiscal 2005 loss from discontinued operations of $7.5 million and $0.6 million of dividends on redeemable convertible preferred stock.

Weighted average shares outstanding increased 0.9 million, or 8%, to 12.5 million from 11.6 million in fiscal 2005. The increase was principally attributable to the issuance of approximately 2.0 million shares of common stock in connection with the conversion of our debentures, partially offset by the repurchase of approximately 1.0 million shares of common stock.

The tables below present the Company’s revenue, Adjusted EBITDA and Operating Income by segment for fiscal 2006 and 2005:

(In thousands)

	Fiscal Year Ended Jan 31,		Change
	2007	2006	$	%
Revenue
Promotion	$95,979	$93,831	$2,148	2.3%
Media	46,287	42,965	3,322	7.7
Placement	53,838	58,528	(4,690)	(8.0)

Total Revenue	$196,104	$195,324	$780	0.4%

Adjusted EBITDA
Promotion	$12,431	$10,960	$1,471	13.4%
Media	9,413	9,083	330	3.6
Placement	5,797	5,730	67	1.2
Corporate	(8,638)	(8,521)	(117)	(1.4)

Total Adjusted EBITDA	$19,003	$17,252	$1,751	10.1%

Operating Income (Loss)*
Promotion	$11,077	$9,740	$1,337	13.7%
Media	6,638	(8,077)	14,715	NM
Placement	5,629	(12,619)	18,248	NM
Corporate	(10,658)	(13,292)	2,634	19.8

Total Operating Income	$12,686	$(24,248)	$36,934	NM

*	From continuing operations.

NM – Not meaningful

Results for the Fourth Quarter

Revenue in the fourth quarter of fiscal 2006 decreased $2.3 million, or 5%, to $40.9 million from $43.2 million in the comparable period of fiscal 2005, due to a 15% decrease in Promotion Segment revenue, partially offset by a 5% increase in Placement Segment revenue. The decrease in Promotion Segment revenue was partially attributable to the non-recurrence of $2.2 million of revenue attributable to a fiscal 2005 mall marketing promotion.

Adjusted EBITDA for both quarterly periods was $3.0 million.

Operating Income increased $33.4 million to $1.4 million in the fourth quarter of fiscal 2006 from a $32.1 million operating loss in the same period of fiscal 2005. Adjusting the fiscal 2005 fourth quarter operating loss to exclude Special Charges, our Operating Income would have decreased $0.6 million in the fourth quarter of fiscal 2006 when compared with the adjusted 2005 amount. The decrease was principally attributable to a $0.7 million increase in stock-based compensation.

Loss from continuing operations for the quarter decreased $32.3 million, or 98%, to $0.7 million, or $0.05 per share, in fiscal 2006 from $33.0 million, or $2.78 per share, in the fourth quarter of fiscal 2005. The improvement is primarily attributable to the decreased operating loss and higher interest income, partially offset by debt conversion expenses of $2.1 million.

For the fourth quarter of fiscal 2006, free cash flow was approximately $2.1 million, or $0.16 per share, compared with $2.2 million, or $0.19 per share, in 2005’s fourth quarter, a decrease of $0.1 million, or 4%. Capital expenditures in the fourth quarter of fiscal 2006 were $0.9 million compared with a nominal amount in the fourth quarter of fiscal 2005.

The tables below present the Company’s revenue, Adjusted EBITDA and Operating Income by segment for the three-month periods ended January 31, 2007 and 2006:

(In thousands)

	Three Months Ended Jan 31,		Change
	2007	2006	$	%
Revenue
Promotion	$17,259	$20,273	$(3,014)	(14.9)%
Media	10,765	10,752	13	0.1
Placement	12,833	12,186	647	5.3

Total Revenue	$40,857	$43,211	$(2,354)	(5.4)%

Adjusted EBITDA
Promotion	$2,956	$2,489	$467	18.8%
Media	1,710	1,857	(147)	(7.9)
Placement	899	891	8	0.9
Corporate	(2,544)	(2,228)	(316)	(14.2)

Total Adjusted EBITDA	$3,021	$3,009	$12	0.4%

Operating Income (Loss)*
Promotion	$2,536	$2,230	$306	13.7%
Media	1,008	(13,402)	14,410	NM
Placement	848	(16,989)	17,837	NM
Corporate	(3,040)	(3,905)	865	22.2

Total Operating Income (Loss)	$1,352	$(32,066)	$33,418	NM

*	From continuing operations

NM – Not meaningful

BUSINESS OUTLOOK

Consistent with last year, we are not providing earnings per share or Adjusted EBITDA target ranges for the year at this time.

About Alloy

Alloy, Inc., under the banner of Alloy Media + Marketing (AM+M), is a widely recognized pioneer in non-traditional marketing. Working with AM+M, marketers reach consumers through a host of programs incorporating Alloy’s diverse array of media and marketing assets and expertise in direct mail, college and high school media, interactive, display media, college guides, promotional and social network marketing. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our websites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2006, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(In millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three month period and year ended January 31, 2007 and 2006. The Company defines Adjusted EBITDA as net loss adjusted to exclude the following line items and amounts presented in its Statement of Operations: income (loss) from discontinued operations, income taxes, other items, debt conversion expense, interest income, interest expense, special charges, depreciation and amortization and stock-based compensation expense.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered as a substitute for net income or as an isolated indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission (“SEC”), the Company provides below a reconciliation of Adjusted EBITDA to net income (loss).

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2007	2006	2007	2006
Net Loss	$(0.4)	$(23.8)	$(7.0)	$(35.5)
Plus:
(Income) Loss from Discontinued Operations	—	(9.2)	—	7.5
Income Taxes	0.0	0.1	0.5	0.4
Debt Conversion Expense	2.1	—	17.9	—
Interest Income	(0.4)	(0.3)	(1.6)	(0.9)
Interest Expense	—	1.1	2.9	4.3
Special Charges	—	34.1	0.1	36.2
Depreciation and Amortization	0.9	0.9	3.4	5.0
Stock-based Compensation (included in
General and Administrative Expenses)	0.8	0.1	2.8	0.3

Adjusted EBITDA	$3.0	$3.0	$19.0	$17.3

Three Months Ended January 31, 2007

	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$3.0	$0.3	$0.2	—	$2.5
Media	1.7	0.4	0.3	—	1.0
Placement	0.9	—	—	—	0.9
Corporate	(2.6)	0.2	0.3	—	(3.1)

Total	$3.0	$0.9	$0.8	—	$1.3

Three Months Ended January 31, 2006

	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$2.5	$0.2	—	—	$2.3
Media	1.8	0.4	—	14.8	(13.4)
Placement	0.9	—	—	17.9	(17.0)
Corporate	(2.2)	0.3	0.1	1.4	(4.0)

Total	$3.0	$0.9	$0.1	$34.1	$(32.1)

Fiscal Year Ended January 31, 2007

	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$12.4	$0.8	$0.5	—	$11.1
Media	9.4	1.8	1.0	—	6.6
Placement	5.8	—	0.2	—	5.6
Corporate	(8.6)	0.8	1.1	0.1	(10.6)

Total	$19.0	$3.4	$2.8	$0.1	$12.7

Fiscal Year Ended January 31, 2006

	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$11.0	$1.2	—	$—	$9.8
Media	9.1	2.3	0.1	14.8	(8.1)
Placement	5.7	0.5	—	17.9	(12.7)
Corporate	(8.5)	1.0	0.2	3.5	(13.2)

Total	$17.3	$5.0	$0.3	$36.2	$(24.2)

B. Free Cash Flow

Free cash flow is defined by the Company as net income (loss) from continuing operations plus depreciation and amortization, special charges, stock-based compensation, debt conversion expense and amortization of deferred financing costs less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its Common Stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, deferred taxes, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions, which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2007	2006	2007	2006
(In millions, except per share amounts)

Net cash provided by operating Activities Plus (Minus)	$11.0	$8.9	$24.4	$5.2
Net cash provided by (used in) operating activities attributable to discontinued operations	—	(2.8)	—	5.6
Changes in operating assets and liabilities	(8.0)	(5.3)	(7.2)	(0.3)
Spinoff and restructuring costs included in Special Charges	—	1.4	0.1	3.5
Capital expenditures	(0.9)	0.0	(2.4)	(0.7)

Free Cash Flow	$2.1	$2.2	$14.9	$13.3

Weighted Average Shares Outstanding	13.6	11.9	12.5	11.6

Free Cash Flow per Share	$0.16	$0.19	$1.19	$1.15

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	January 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$6,366	$39,631
Marketable securities	21,145	1,200
Accounts receivable, net of allowance for doubtful accounts of $2,680 and $1,690, respectively	29,534	42,483
Inventory	3,225	2,974
Other current assets	4,862	4,877

Total current assets	65,132	91,165
Fixed assets	4,403	4,072
Goodwill	119,218	114,728
Intangible assets	7,424	7,006
Other assets	389	2,517

Total assets	$196,566	$219,488

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,132	$9,345
Amounts payable to dELiA*s	114	8,244
Deferred revenue	10,542	10,552
Accrued expenses and other current liabilities	13,887	15,972

Total current liabilities	31,675	44,113
Senior convertible debentures	1,397	69,300
Other long-term liabilities	823	891

Total liabilities	33,895	114,304

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding, 14,698 and 11,874, respectively	144	119
Additional paid-in capital	442,229	364,228
Deferred compensation	(3,798)	(539)
Accumulated deficit	(261,692)	(254,459)

	176,883	109,349
Less treasury stock, at cost; 1,151 and 197 shares	(14,212)	(4,165)

Total stockholders’ equity	162,671	105,184

Total liabilities and stockholders’ equity	$196,566	$219,488

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2007	2006	2007	2006
	(Unaudited)
Revenue	$40,857	$43,211	$196,104	$195,324

Expenses:
Operating	34,882	36,322	164,729	163,487
General and administrative	3,727	3,964	15,197	14,893
Depreciation and amortization	896	925	3,365	4,973
Special charges	—	34,066	127	36,219

Total expenses	39,505	75,277	183,418	219,572

Operating income	1,352	(32,066)	12,686	(24,248)

Interest expense	(43)	(1,061)	(2,917)	(4,243)
Debt conversion expense	(2,069)	—	(17,904)	—
Interest income and other	376	324	1,652	871

Other Items, net	—	—	—	—

Loss from continuing operations before income taxes	(384)	(32,803)	(6,483)	(27,620)

Income taxes	(275)	(160)	(750)	(363)

Loss from continuing operations	(659)	(32,963)	(7,233)	(27,983)

Net income (loss) from discontinued operations	—	9,178	—	(7,525)

Net loss	(659)	(23,785)	(7,233)	(35,508)

Dividends on redeemable convertible preferred stock	—	—	—	(620)

Net loss attributable to common stockholders	$(659)	$(23,785)	$(7,233)	$(36,128)

Income (loss) per basic share:
Continuing operations	$(0.05)	$(2.78)	$(0.58)	$(2.41)

Discontinued operations	—	$0.77	—	$(0.65)

Attributable to common stockholders	$(0.05)	$(2.01)	$(0.58)	$(3.12)

Income (loss) per diluted share:
Continuing operations	$(0.05)	$(2.78)	$(0.58)	$(2.41)

Discontinued operations	—	$0.77	—	$(0.65)

Attributable to common stockholders	$(0.05)	$(2.01)	$(0.58)	$(3.12)

Weighted average shares outstanding:
Basic	13,594	11,855	12,541	11,598

Diluted	13,594	11,855	12,541	11,598

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

	Fiscal Year Ended January 31,
	2007	2006	2005
Net loss	$(7,233)	$(35,508)	$(91,781)
Less net loss from discontinued operations	—	(7,525)	(9,374)

Net loss from continuing operations	(7,233)	(27,983)	(82,407)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed assets	2,072	2,714	3,260
Amortization of debt issuance costs and other	1,280	512	512
Amortization of intangible assets	1,294	2,259	4,671
Loss (gain) on disposition of fixed assets	—	24	(2)
Impairment charges attributable to goodwill, indefinite-lived assets and long-lived assets	—	32,703	72,863
Compensation charge for restricted stock and issuance of options	2,825	307	1,583
Debt conversion payments	16,915	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	12,949	(8,070)	(3,964)
Other assets	19	900	(1,728)
Accounts payable, accrued expenses, and other	(5,778)	7,591	(4,994)
Net cash provided by (used in) operating activities attributable to discontinued operations	—	(5,632)	665

Net cash provided by (used in) operating activities	24,343	5,325	(9,541)

Cash Flows from Investing Activities
Capital expenditures	(2,403)	(743)	(2,687)
Acquisition of companies	(995)	(537)	(5,641)
Disposition of companies	—	1,418	—
Purchases of marketable securities	(33,111)	(1,200)	(3,054)
Proceeds from the sales and maturity of marketable securities	13,166	6,372	21,306
Purchase of domain name / mailing list / marketing rights	(163)	(133)	(71)
Net cash provided by (used in) investing activities attributable to discontinued operations	—	3,279	(2,111)

Net cash (used in) provided by investing activities	(23,506)	8,456	7,742

Cash Flows from Financing Activities
Cash payment to dELiA*s pursuant to spinoff	(8,155)	—	—
Cash payments for debt conversion expense	(16,915)	—	—
Issuance of common stock	1,015	883	794
Repurchase of common stock	(10,047)	(67)	(814)
Net cash provided financing activities attributable to discontinued operations	—	(103)	(317)

Net cash (used in) provided by financing activities	(34,102)	713	(337)

Net change in cash and cash equivalents	(33,265)	14,494	(2,136)
Cash and cash equivalents:
Beginning of period (includes cash from discontinued operations of $0, $6,503 and $914, respectively)	39,631	25,137	27,273

End of period (includes cash from discontinued operations of $0, $0, and $6,503, respectively)	$6,366	$39,631	$25,137